Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Thomas P. Matthews	Charles Messman, Todd Kehrli
Chief Strategy Officer	MKR Group
949-362-5800	323-468-2300
ir@mkr-group.com

SMITH MICRO SOFTWARE REPORTS RECORD REVENUE QUARTER
Revenues Increase 21% to a Company Record $31.4 Million;
Second Quarter Diluted EPS of $0.05 GAAP, $0.20 Non-GAAP
Aliso Viejo, CA, August 4, 2010 — Smith Micro Software, Inc. (NASDAQ: SMSI), a leading developer and marketer of software solutions and services for the mobility market, today reported financial results for its 2010 second quarter ended June 30, 2010.
“Smith Micro had an exceptional quarter with another solid financial performance, as we delivered the highest quarterly revenue results in the Company’s history,” said William W. Smith Jr., President and CEO of Smith Micro Software. “Our wireless and mobility unit continued to be the strong growth driver for the Company as revenues increased 33% over last year, as we saw strength across all products categories within this business segment.”
Mr. Smith continued, “In addition to achieving solid revenue growth and strong earnings, we continued to build a market leading mobile software portfolio designed to help us meet the demand for mobile broadband services in the coming years. We are delivering results today while investing in the future and we are confident in the opportunities we see ahead.”
Smith Micro reported record revenues of $31.4 million for the second quarter ended June 30, 2010, a 21% increase over the $26.0 million reported in the second quarter ended June 30, 2009.
2010 second quarter gross profit on a GAAP basis of $27.4 million increased $5.3 million, or 24%, from the second quarter ended June 30, 2009. On a non-GAAP basis (which excludes amortization of intangibles, stock compensation and non-cash tax expense), 2010 second quarter gross profit was $28.9 million, an increase of $5.6 million, or 24%, from the same quarter last year.

Smith Micro 2010 Second Quarter Financial Results	Page 2 of 7
GAAP gross profit as a percentage of revenue was 87.4% for the second quarter of 2010, compared with 84.9% for the same quarter last year. Non-GAAP gross profit as a percentage of revenue was 92.3% for the second quarter of 2010, compared to 89.7% for the same quarter last year.
GAAP net income for the second quarter of 2010 increased to $1.9 million or $0.05 per diluted share, compared to a GAAP net income for the second quarter of 2009 of $1.3 million, or $0.04 per diluted share.
Non-GAAP net income for the second quarter of 2010 increased 23% to $6.8 million, or $0.20 per diluted share, compared to $5.6 million, or $0.17 per diluted share, reported in the second quarter of 2009.
Fully diluted weighted average common shares outstanding as of June 30, 2010 were 34.8 million compared to 33.0 million weighted average common shares outstanding as of June 30, 2009.
For the six months ended June 30, 2010, the Company reported revenues of $61.2 million, a 23% increase from $49.8 million for the six months ended June 30, 2009.
GAAP gross profit of $53.5 million increased $12.2 million, or 30%, for the six months ended June 30, 2010 compared to $41.3 million for the six months ended June 30, 2009. The increase in gross profit was primarily due to improved product margins resulting from a more favorable product mix.
Non-GAAP gross profit (which excludes amortization of intangibles, stock compensation and non-cash tax expense) was $56.6 million for the six months ended June 30, 2010, an increase of $12.8 million, or 29%, from the same period last year.
GAAP net income for the six months ended June 30, 2010 was $3.5 million, or $0.10 per diluted share, compared to a GAAP net income for the six months ended June 30, 2009 of $1.6 million, or a $0.05 per diluted share. Non-GAAP net income for the six months ended June 30, 2010 increased 35% to $13.0 million, or $0.38 per diluted share, as compared to $9.6 million, or $0.30 per diluted share, for the six months ended June 30, 2009.
Total cash, cash equivalents, and short-term investments have increased $9.0 million during the first

Smith Micro 2010 Second Quarter Financial Results	Page 3 of 7
six months of the year to $54.8 million.
The Company uses a non-GAAP reconciliation of gross profit, profit before taxes, net income and earnings per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since amortization of intangibles from acquisitions, stock-based compensation, and non-cash tax expense are excluded from the non-GAAP earnings calculation. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net income on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.
Financial Guidance:
Smith Micro Software is reiterating its previous guidance for fiscal year 2010 of revenue of $125 million to $135 million.
Investor Conference Call
Smith Micro Software will hold an investor conference call to discuss the Company’s second quarter results at 4:30 p.m. Eastern time today, August 4, 2010. The call can be accessed by dialing (877) 941-1466 and providing the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.smithmicro.com in the Investor Relations section.
About Smith Micro Software, Inc.:
Smith Micro Software, Inc. creates new possibilities by developing mobile applications and solutions to solve customer problems. Leveraging our broad market insight, we develop new applications that put you in control of your digital lifestyle. Our portfolio of products and services spans Connectivity Management, Communications and Content Management solutions.
Smith Micro also provides server software applications and services to help its customers manage their software investments.

Smith Micro 2010 Second Quarter Financial Results	Page 4 of 7
More information about Smith Micro Software (NASDAQ: SMSI) can be found at www.smithmicro.com.
Safe Harbor Statement:
This release may contain forward-looking statements that involve risks and uncertainties, including without limitation forward-looking statements relating to the company’s net revenues guidance for fiscal 2010, its financial prospects and other projections of its performance, the company’s ability to increase its business and the anticipated timing and financial performance of its new products and potential acquisitions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the company’s products from its customers and their end-users, new and changing technologies, customer acceptance of those technologies, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.
Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.
Note: Financial Schedules Attached

Smith Micro 2010 Second Quarter Financial Results	Page 5 of 7
Smith Micro Software, Inc.
Reconciliation of GAAP to Non-GAAP Results
 (in thousands, except per share amounts — unaudited)

		Stock			Non-
	GAAP	Comp.	Amort.	Taxes	GAAP
Three Months Ended 06/30/10:
Gross profit	$27,392	$25	$1,526	$0	$28,943
Profit before taxes	$3,675	$2,904	$2,294	$0	$8,873
Net income	$1,885	$2,904	$2,294	$(251)	$6,832
EPS — diluted	$0.05	$0.08	$0.07	$0.00	$0.20

Three Months Ended 06/30/09:
Gross profit	$22,064	$56	$1,179	$0	$23,299
Profit before taxes	$2,802	$2,483	$2,138	$0	$7,423
Net income	$1,277	$2,483	$2,138	$(331)	$5,567
EPS — diluted	$0.04	$0.08	$0.06	$(0.01)	$0.17

Six Months Ended 06/30/10:
Gross profit	$53,522	$53	$3,010	$0	$56,585
Profit before taxes	$6,621	$5,706	$4,547	$0	$16,874
Net income	$3,477	$5,706	$4,547	$(737)	$12,993
EPS — diluted	$0.10	$0.17	$0.13	$(0.02)	$0.38

Six Months Ended 06/30/09:
Gross profit	$41,329	$129	$2,366	$0	$43,824
Profit before taxes	$3,446	$5,075	$4,284	$0	$12,805
Net income	$1,555	$5,075	$4,284	$(1,310)	$9,604
EPS — diluted	$0.05	$0.16	$0.13	$(0.04)	$0.30

Smith Micro 2010 Second Quarter Financial Results	Page 6 of 7
Smith Micro Software, Inc.
Statements of Operations for the Three and Six Months Ended June 30, 2010 and 2009
 (in thousands, except per share amounts — unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Revenues	$31,357	$25,986	$61,219	$49,774
Cost of revenues	3,965	3,922	7,697	8,445

Gross profit	27,392	22,064	53,522	41,329

Operating expenses:
Selling and marketing	7,398	6,148	14,688	12,425
Research and development	10,095	8,725	20,223	16,837
General and administrative	6,217	4,508	12,023	8,995

Total operating expenses	23,710	19,381	46,934	38,257

Operating income	3,682	2,683	6,588	3,072
Interest and other income (expense)	(7)	119	33	374

Profit before taxes	3,675	2,802	6,621	3,446

Income tax expense	1,790	1,525	3,144	1,891

Net income	$1,885	$1,277	$3,477	$1,555

Earnings per share:
Basic	$0.06	$0.04	$0.10	$0.05
Diluted	$0.05	$0.04	$0.10	$0.05

Weighted average shares outstanding:
Basic	34,264	32,338	33,999	32,008
Diluted	34,781	32,955	34,480	32,464

Smith Micro 2010 Second Quarter Financial Results	Page 7 of 7
Smith Micro Software, Inc.
Consolidated Balance Sheets
 (in thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$13,248	$14,577
Short term investments	41,599	31,284
Accounts receivable, net	25,321	24,147
Income tax receivable	980	980
Inventory, net	400	406
Prepaid and other assets	1,332	1,506
Deferred tax asset	2,694	2,696

Total current assets	85,574	75,596
Equipment & improvements, net	10,221	8,193
Goodwill	94,231	94,320
Intangible assets, net	23,794	27,662
Other assets	191	163

TOTAL ASSETS	$214,011	$205,934

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,651	$4,215
Accrued liabilities	9,690	11,359
Deferred revenue	2,736	1,317

Total current liabilities	16,077	16,891

Deferred rent and other long-term liabilities	129	70
Deferred tax liability	997	994

Total non-current liabilities	1,126	1,064

Stockholders’ equity:
Common stock	34	33
Additional paid in capital	189,119	183,756
Accumulated other comprehensive loss	(14)	(2)
Accumulated earnings	7,669	4,192

Total stockholders’ equity	196,808	187,979

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$214,011	$205,934